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            AGREEMENT

            THIS LIQUIDITY AGREEMENT (the "Agreement") is made and entered into this 20th day of October 1997, by and between Builders ProLoan Fund, Inc., a Maryland corporation (the "Fund"), and Mercantile Bank N.A. (the "Bank").

            WHEREAS, the Fund has entered into ProLoan Master Agreements with various financial institutions pursuant to which the Fund has agreed to acquire mortgage-backed securities in the form of Ginnie Mae Certificates, Fannie Mae Certificates or Freddie Mac Gold Participation Certificates that are secured by home mortgages originated by such financial institutions and qualified under the terms of the ProLoan program ("Qualified Mortgage Loans"), as such ProLoan program is described in the Fund's currently effective registration statement as filed with the Securities and Exchange Commission, and the Fund may in the future agree to acquire whole Qualified Mortgage Loans that have not yet closed according to their terms ("unclosed Loans");

            WHEREAS, from time to time, the Fund may desire to sell its commitments to acquire mortgage-backed securities secured by Qualified Mortgage Loans or unclosed Loans and the Bank may desire to purchase these commitments to acquire mortgage-backed securities secured by Qualified Mortgage Loans or unclosed Loans;

            NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

                              ARTICLE ONE

            1.1  Fund's Option to Require Purchase on Demand.  The
Fund may, upon two business days' prior notice to the Bank, require the Bank to purchase all or a portion of its commitments to acquire mortgage-backed securities secured by Qualified Mortgage Loans. The Fund also may, upon two business days' prior notice to the Bank, require the Bank to purchase any unclosed Loan and the related servicing rights to such Loan. As used herein, the term "Qualified Mortgage Loan" shall mean any mortgage loan originated by a bank, mortgage lender or other financial institution according to the terms of the ProLoan program, as described in the Fund's registration statement, that is underwritten according to standards established by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), and that is eligible to be guaranteed by GNMA, FNMA or FHLMC.

            1.2  Obligations to Purchase and Sell.

            (a) Upon receipt of the Fund's written notice provided for in Section 1.1 above, the Bank shall purchase all or a portion of the Fund's commitments to acquire mortgage-backed securities secured by Qualified Mortgage Loans or any unclosed Loan described in such Notice for a purchase price based upon the bid price of the weighted average interest rate of the respective Qualified Mortgage Loans securing an issue of mortgage-backed securities or the value of the unclosed Loan, respectively. Upon exercise of the Fund's right, the Fund will pay the Bank an amount equal to the principal amount of the underlying Qualified Mortgage Loan(s) or the unclosed
            Loan, as the case may be, multiplied by any positive difference between par and the six-month forward to-be-announced ("TBA") price of Fannie Mae mortgage-backed securities with a coupon rate nearest to, but not greater than, the one-half percent (1/2%) coupon rate increment for such securities that have a coupon rate equal to the weighted average yield for all such Qualified Mortgage Loans, or the yield of an unclosed Loan, as the case may be, minus 0.625%.

            (b) The written notice given by the Fund to the Bank shall create a binding and enforceable contract for the sale of all of the Fund's commitments to acquire mortgage-backed securities or any unclosed Loans which are the subject of such notice, at the price specified above, such sale to be closed upon the terms and conditions set forth above.

            (c) In the event that the Bank shall fail to meet its obligation to purchase the Fund's commitments to acquire mortgage-backed securities or unclosed Loans as specified in the Fund's written notice, at the expiration of the notice period, the Fund shall have the right, without further consent or acquiescence of the Bank, to either: (i) sell to a third party purchaser, at any price, all of commitments to purchase the mortgage-backed securities or any unclosed Loans which are the subject of the notice; or (ii) seek declaratory injunctive relief in the appropriate court. The Fund may exercise either option by written notice given to


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            the Bank within the time specified above. The Fund's written notice, if given, shall create a binding and enforceable contract between the Fund and the Bank whereby each is obligated to execute and deliver all documents, and to take such further action as may be reasonably required, to carry out the specified election, and each shall be liable for actual, monetary damages for its own failure to perform.

            1.3 Terms of Sale. The following terms and provisions shall apply with respect to any contract created hereunder for the sale to the Bank of the Fund's commitments to acquire mortgage-backed securities or unclosed Loans.

            (a) The sale shall be closed at the close of business on the second business day following the creation of the contract of sale, at the offices of the Fund, or at such other location as is agreed to by both purchaser and seller.

            (b) At the closing, the Bank shall deliver to the Fund's custodian cash or a cashier's check for the total purchase price due, and the Bank shall receive Ginnie Mae Certificates, Fannie Mae Certificates or Freddie Mac Gold Participation Certificates, as agreed upon, or the documents evidencing the commitments to acquire the unclosed loans as the case may be. The Fund and the Bank hereby irrevocably appoint UMB Bank, N.A., Kansas City, Missouri as its respective agent to receive tender of such delivery from the other party.

            1.4 Indemnification. The Bank at any sale hereunder agrees hereby that at all times after creation of the contract for such sale, the Bank shall defend and indemnify the Fund from and against any and all liability of the Fund as a guarantor or surety of any indebtedness of the Bank.

                                  ARTICLE TWO
                        TERMINATION AND MODIFICATION


            2.1 Termination. This Agreement shall terminate upon the occurrence of any of the following events:


                 (a) The Fund ceases to be an investment company registered under the Investment Company Act of 1940, as amended;

                 (b)   The bankruptcy of the Bank;

                 (c) The mutual agreement of the Fund and the Bank to terminate this Agreement; or

                 (d) The giving of written notice of termination by one party to the other party, in which event this Agreement shall terminate ninety (90) days after receipt by the other party of such written notice.

            2.2 Modification and Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

                             ARTICLE THREE
                             MISCELLANEOUS


            3.1 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, its interpretation or its enforcement shall be submitted to arbitration in the City or County of St. Louis, Missouri, as determined by the Fund. Such arbitration shall be governed in accordance with the commercial arbitration rules of the American Arbitration Association then in effect in that area. The parties hereto consent to the jurisdiction of the


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Circuit Court of the City of St. Louis, State of Missouri and the United
States District Court for the Eastern District of Missouri for the entry of judgment relating to any award of the arbitrator or for the issuance of any injunction or compulsion of specific performance pursuant to this Section
3.1. Notwithstanding the foregoing, the parties recognize that irreparable injury will result to their business and property in the event of the breach of this Agreement. Therefore, the parties agree that in the event any party actually or anticipatorily breaches this Agreement, the other parties shall be entitled, in addition to any other remedies and damages available, (i) to an injunction to restrain any such violation, and (ii) to compel specific performance of the terms and conditions of this Agreement, which injunction or compulsion shall be terminated at such time as a final and binding determination is made by the arbitrator(s), to the extent that such determination is in conflict with such injunction or compulsion. The court granting such relief shall retain jurisdiction to enforce such injunction, compulsion and arbitration determination to the extent that there is no conflict. Any party shall be entitled to receive his costs and expenses incurred in bringing or defending any claim arising under this Agreement in which he prevails, including reasonable attorneys' fees.


            3.2 Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery by personal delivery, facsimile telecopy, or registered mail to the following addresses:

 The Fund:              Builders ProLoan Fund, Inc.
                        Attn:  John W. Stewart
                        222 South Central Avenue
                        Suite 300
                        St. Louis, MO 63105

 The Bank:              Mercantile Bank, N.A.
                        Attn:  Christopher B. Lissner
                        One Mercantile Center
                        St. Louis, MO 63101

or at such other address as is set forth in a notice to all of the parties.

            3.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

            3.4 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each party's successors and assigns. No party to this Agreement may assign any of its rights or delegate any of his duties under the Agreement.

            3.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior understandings with respect thereto.

            3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and to be performed entirely within such State.

            3.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or construction of this Agreement.

            3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED
BY THE PARTIES.

                                              BUILDERS PROLOAN FUND, INC.



                                              By: /s/ John W. Stewart
                                                 ------------------------------
                                                  John W. Stewart
                                              Its: President


                                              MERCANTILE BANK, N.A.


                                              By: /s/ Christopher B. Lissner
                                                 ------------------------------
                                                  Christopher B. Lissner
                                              Its: